EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160

               SILGAN HOLDINGS REPORTS THIRD QUARTER EARNINGS AND
                         RAISES FULL YEAR 2007 ESTIMATE


STAMFORD, CT, October 25, 2007 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported third quarter 2007 net income of $47.6 million, or $1.25 per diluted share, as compared to third quarter 2006 net income of $49.7 million, or $1.31 per diluted share. Results for the third quarter of 2007 included a pre-tax rationalization charge of $0.01 per diluted share net of tax. Results for the third quarter of 2006 included a benefit of $0.15 per diluted share attributable to tax initiatives implemented in the third quarter, net of fees, reduced by rationalization charges of $0.03 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables 4 and 5 at the back of this press release.

"We are pleased with our third quarter results, as we delivered solid financial performance across each of our businesses," said Tony Allott, President and CEO. "Our food can business successfully completed the reduction of the provisional inventory during the quarter and both the plastics and closures businesses continued to benefit from previous acquisitions and cost reduction initiatives," Mr. Allott continued. "Based on our results to date and our outlook for the fourth quarter, we are raising our 2007 full year earnings estimate and are on target to deliver another year of double digit earnings growth," Mr. Allott concluded.



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

SILGAN HOLDINGS
October 25, 2007
Page 2


Net sales for the third quarter of 2007 were $904.8 million, an increase of $48.4 million, or 5.7 percent, as compared to $856.4 million for the same period in 2006. This increase was primarily attributable to higher average selling prices resulting from the pass through of inflation in raw material and other manufacturing costs and an improved mix of products sold in the metal food container business, the inclusion of sales from our fourth quarter 2006 and first quarter 2007 acquisitions, the impact of beneficial foreign exchange translation on international revenues and improved volumes across all businesses.

Income from operations for the third quarter of 2007 was $92.6 million, an increase of $5.7 million, or 6.6 percent, as compared to $86.9 million for the third quarter of 2006. This increase was a result of improved volumes, benefits from cost reductions and productivity improvements and a decrease in rationalization charges, partially offset by the reduction of provisional inventory in the metal food container business.

Interest and other debt expense for the third quarter of 2007 was $17.3 million, a decrease of $0.6 million as compared to the same period in 2006. This decrease was due to the effects of lower market interest rates.

The Company's effective tax rate for the third quarter of 2007 was 36.8 percent as compared to 28.0 percent for the same period last year. The prior year tax rate was impacted by the cumulative benefit of tax initiatives related to research and development credits completed during the third quarter of 2006.

Metal Food Containers

Net sales of the metal food container business were $585.1 million for the third quarter of 2007, an increase of $27.2 million, or 4.9 percent, versus the third quarter of 2006 primarily as a result of higher average selling prices due to an improved mix of products sold and the pass through of inflation in raw material and other manufacturing costs and slightly higher unit volumes.



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

SILGAN HOLDINGS
October 25, 2007
Page 3


Income from operations of the metal food container business decreased in the third quarter of 2007 to $62.7 million as compared to $63.5 million for the same period in 2006, and operating margin decreased to 10.7 percent from 11.4 percent over the same periods. These decreases were due primarily to the impact from the anticipated reduction in the provisional inventory built during prior quarters, offset by an improved mix of products sold, increased sales volumes and benefits derived from ongoing cost reduction initiatives. The third quarter of 2007 also included pre-tax rationalization charges of $0.7 million for the ongoing costs associated with the plans to close the St. Paul, Minnesota and Stockton, California metal food container facilities. The third quarter of 2006 included pre-tax rationalization charges of $1.4 million relating to the shut down of the St. Paul, Minnesota facility.

Plastic Containers

Net sales of the plastic container business were $153.1 million in the third quarter of 2007, an increase of $9.1 million, or 6.3 percent, over the third quarter of 2006. This increase was the result of modestly higher unit volumes primarily attributable to Cousins-Currie which was acquired in December 2006.

Income from operations of the plastic container business for the third quarter of 2007 was $10.3 million as compared to $7.2 million in the third quarter of 2006, and operating margin increased to 6.7 percent from 5.0 percent over the same periods. These increases were primarily a result of the impact from the Cousins-Currie acquisition, productivity improvements and cost reductions.

Closures

Net sales of the closures business were $166.6 million in the third quarter of 2007, an increase of $12.1 million, or 7.8 percent, over the third quarter of 2006 primarily as a result of the inclusion of sales from international operations acquired in the fourth quarter of 2006 and the first quarter of 2007, increased unit volumes, beneficial foreign exchange translation on international revenues and the pass through of higher raw material costs.



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SILGAN HOLDINGS
October 25, 2007
Page 4


Income from operations of the closures business increased in the third quarter of 2007 to $21.8 million as compared to $19.9 million for the same period in 2006, and operating margin increased to 13.1 percent from 12.9 percent over the same periods. These increases were primarily the result of the inclusion of international operations acquired in the fourth quarter of 2006 and the first quarter of 2007, increased unit volumes, the benefits of cost reduction initiatives and improved manufacturing efficiencies.

Nine Months

Net income for the first nine months of 2007 was $102.9 million, or $2.70 per diluted share, as compared to net income for the first nine months of 2006 of $83.2 million, or $2.20 per diluted share. Results for the first nine months of 2007 included rationalization charges of $0.07 per diluted share net of tax, as compared with a tax benefit, net of fees, of $0.15 per diluted share and rationalization charges of $0.18 per diluted share net of tax in the same period a year ago.

Net sales for the first nine months of 2007 increased $215.7 million, or 10.7 percent, to $2.24 billion as compared to $2.02 billion for the first nine months of 2006. This increase was primarily due to the inclusion of sales from the acquisitions completed in 2006, higher average selling prices resulting from the pass through of inflation in raw material and other manufacturing costs in the metal food container and closures businesses, an improved mix of products sold in the metal food container business and improved volumes across all businesses.

Income from operations for the first nine months of 2007 was $213.2 million, an increase of $46.8 million, or 28.1 percent, from the same period in 2006. This increase was a result of higher income from operations across each operating segment, largely due to the acquisitions completed in 2006, increased unit volumes, higher rationalization charges incurred in 2006 for the shut down of the St. Paul, Minnesota and Valencia, California manufacturing facilities, continued benefits from cost reductions and the lagged contractual pass through of inflation in other manufacturing costs experienced in 2006.



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SILGAN HOLDINGS
October 25, 2007
Page 5


Interest and other debt expense for the first nine months of 2007 was $50.3 million, an increase of $6.9 million as compared to the first nine months of 2006. This increase was primarily attributable to higher average borrowings as a result of the 2006 acquisitions.

Dividend

On September 14, 2007, the Company paid a quarterly cash dividend in the amount of $0.16 per share to holders of record of common stock of the Company on August 31, 2007. This dividend payment aggregated $6.1 million.

Outlook for 2007

Based on the year to date financial performance and the outlook for the remainder of 2007, the Company raised its adjusted net income per diluted share estimate for 2007 to a range of $3.20 to $3.30 per diluted share, as compared to adjusted net income per diluted share of $2.88 in the prior year. This increase in adjusted net income per diluted share includes the negative comparative impact on 2007 earnings versus 2006 related to the provisional inventory which was built during the fourth quarter of 2006 and the first quarter of 2007 and subsequently depleted in 2007.

The Company expects adjusted net income per diluted share for the fourth quarter of 2007 to be in the range of $0.43 to $0.53, as compared to adjusted net income per diluted share of $0.66 in the fourth quarter of 2006. On a comparative basis, the fourth quarter of 2006 benefited from a build of provisional inventory which was depleted through the third quarter of 2007. Additionally, the fourth quarter of 2006 benefited from strong unit sales and a favorable mix of products sold as a portion of the 2006 tomato pack shifted from the third quarter into the fourth quarter.



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SILGAN HOLDINGS
October 25, 2007
Page 6


Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2007 at 1:00 p.m. eastern time on Thursday, October 25, 2007. The toll free number for domestic callers is (800) 289-0533, and the number for international callers is (913) 981-5525. For those unable to listen to the live call, a taped rebroadcast will be available through November 8, 2007. To access the rebroadcast, the toll free number for domestic callers is
(888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 6100884.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.7 billion in 2006. Silgan operates 68 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2006 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

                                      * * *


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                                         SILGAN HOLDINGS INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                        For the quarter and nine months ended September 30,
                          (Dollars in millions, except per share amounts)



                                                     Third Quarter                 Nine Months
                                                     -------------                 -----------
                                                  2007          2006            2007         2006
                                                  ----          ----            ----         ----
  Net sales                                      $904.8        $856.4         $2,239.2     $2,023.5

  Cost of goods sold                              774.5         731.2          1,909.6      1,751.7
                                                 ------        ------         --------     --------

     Gross profit                                 130.3         125.2            329.6        271.8

  Selling, general and administrative expenses     37.0          36.6            112.4         95.3

  Rationalization charges                           0.7           1.7              4.0         10.1
                                                 ------        ------         --------     --------

     Income from operations                        92.6          86.9            213.2        166.4

  Interest and other debt expense                  17.3          17.9             50.3         43.4
                                                 ------        ------         --------     --------

     Income before income taxes                    75.3          69.0            162.9        123.0

  Provision for income taxes                       27.7          19.3             60.0         39.8
                                                 ------        ------         --------     --------

     Net income                                  $ 47.6        $ 49.7         $  102.9     $   83.2
                                                 ======        ======         ========     ========

  Earnings per share:
     Basic net income per share                   $1.26         $1.33            $2.73        $2.23
     Diluted net income per share                 $1.25         $1.31            $2.70        $2.20

  Cash dividends per common share                 $0.16         $0.12            $0.48        $0.36

  Weighted average shares (000's):
     Basic                                       37,690        37,411           37,653       37,346
     Diluted                                     38,180        37,926           38,149       37,878



                                      SILGAN HOLDINGS INC.
                      CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED) For the quarter and nine months ended September 30,
                                     (Dollars in millions)


                                              Third Quarter                  Nine Months
                                              -------------                  -----------
                                            2007         2006            2007          2006
                                            ----         ----            ----          ----
Net sales:
     Metal food containers                 $585.1       $557.9         $1,295.7      $1,242.7
     Plastic containers                     153.1        144.0            472.7         452.3
     Closures                               166.6        154.5            470.8         328.5
                                           ------       ------         --------      --------
         Consolidated                      $904.8       $856.4         $2,239.2      $2,023.5
                                           ======       ======         ========      ========

Income from operations:
     Metal food containers (a)             $ 62.7       $ 63.5         $  119.2      $  100.6
     Plastic containers (b)                  10.3          7.2             42.5          32.8
     Closures                                21.8         19.9             58.5          41.1
     Corporate                               (2.2)        (3.7)            (7.0)         (8.1)
                                           ------       ------         --------      --------
         Consolidated                      $ 92.6       $ 86.9         $  213.2      $  166.4
                                           ======       ======         ========      ========


                                            SILGAN HOLDINGS INC.
                              CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                           (Dollars in millions)


                                                      Sept. 30,       Sept. 30,       Dec. 31,
                                                        2007            2006            2006
                                                        ----            ----            ----
Assets:
     Cash and cash equivalents                        $   26.8        $   27.8        $   16.7
     Trade accounts receivable, net                      456.3           444.7           232.4
     Inventories                                         412.7           383.6           426.6
     Other current assets                                 27.3            20.7            42.1
     Property, plant and equipment, net                  926.5           874.0           894.6
     Other assets, net                                   419.7           374.7           396.0
                                                      --------         ------         --------
         Total assets                                 $2,269.3        $2,125.5        $2,008.4
                                                      ========        ========        ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt              $  344.9        $  348.2        $  406.6
     Current and long-term debt                        1,173.7         1,157.4           955.6
     Other liabilities                                   282.1           277.3           279.7
     Stockholders' equity                                468.6           342.6           366.5
                                                      --------        --------        --------
         Total liabilities and stockholders' equity   $2,269.3        $2,125.5        $2,008.4
                                                      ========        ========        ========


     (a) Includes rationalization charges of $0.7 million and $1.4 million for the three months ended September 30, 2007 and 2006, respectively, and $3.8 million and $7.2 million for the nine months ended September 30, 2007 and 2006, respectively.
     (b) Includes rationalization charges of $0.3 million for the three months ended September 30, 2006 and $0.2 million and $2.9 million for the nine months ended September 30, 2007 and 2006, respectively.


                                      SILGAN HOLDINGS INC.
                    RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                           (UNAUDITED)
                       For the quarter and nine months ended September 30,

                                            Table 4
                                            -------



                                                       Third Quarter             Nine Months
                                                       -------------             -----------
                                                      2007       2006          2007       2006
                                                      ----       ----          ----       ----
    Net income per diluted share as reported         $1.25      $1.31         $2.70      $2.20

    Adjustments:
      Rationalization charges, net of tax             0.01       0.03          0.07       0.18

      Cumulative prior year benefit of
         R&D tax credits                               --       (0.15)          --       (0.15)
                                                     -----      -----         -----      -----

    Adjusted net income per diluted share            $1.26      $1.19         $2.77      $2.23
                                                     =====      =====         =====      =====


                                       SILGAN HOLDINGS INC.
                     RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                            (UNAUDITED)
                                 For the quarter and year ended,

                                             Table 5
                                             -------


                                                           Fourth Quarter                       Year Ended
                                                           --------------                       ----------
                                                            December 31,                       December 31,
                                                            ------------                       ------------
                                                        Estimated        Actual            Estimated        Actual
                                                        ---------        ------            ---------        ------
                                                     Low       High                     Low       High
                                                     2007      2007       2006          2007      2007       2006
                                                     ----      ----       ----          ----      ----       ----
Net income per diluted share as estimated
  for 2007 and as reported for 2006                 $0.41     $0.51      $0.55         $3.11     $3.21      $2.74

Adjustments:
  Rationalization charges, net of tax                0.02      0.02       0.11          0.09      0.09       0.29
  Cumulative prior year benefit of
     R&D tax credits                                  --        --         --            --        --       (0.15)
                                                    -----     -----      -----         -----     -----      -----
Adjusted net income per diluted share
  as estimated for 2007 and presented for 2006      $0.43     $0.53      $0.66         $3.20     $3.30      $2.88
                                                    =====     =====      =====         =====     =====      =====

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and the cumulative effect of prior year tax benefits recorded in 2006 attributable to tax initiatives completed during 2006 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.